UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ICT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 16, 2007

TO THE SHAREHOLDERS OF

ICT GROUP, INC.

Notice is hereby given that the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of ICT GROUP, INC. (the “Company” or “ICT”) will be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 16, 2007, at 9:30 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 30, 2007 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on March 30, 2007 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

Newtown, Pennsylvania

April 16, 2007

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 16, 2007

General Information on the Meeting

This proxy statement and the accompanying form of proxy are being mailed on or about April 16, 2007 to the shareholders of ICT GROUP, INC. (the “Company” or “ICT”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 16, 2007, at 9:30 a.m., local time, and at any adjournments thereof.

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Voting at the Meeting

Only shareholders of the common stock of the Company, par value $0.01 per share (“Common Stock”), of record at the close of business on March 30, 2007 are entitled to notice of, and to vote at, the Annual Meeting. As of March 30, 2007, there were 15,765,429 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock held in such shareholder’s name.

The Company presently has no other class of stock outstanding and entitled to vote at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast (in other words, nominees with the highest number of votes are elected). All other matters to be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of the majority of the votes cast with respect to that matter. A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether a quorum is present, is not considered a vote cast and will have no effect on the vote. Similarly, a broker “non-vote” on any matter (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from that beneficial owner and those matters are matters with respect to which the broker has no discretion to vote) will have no effect on the outcome of the vote on that matter.

The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted “FOR” the: (1) election of the nominees listed herein under “Election of Directors” and (2) ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke the proxy by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of six members and is divided into three classes, each consisting of two directors. One class of directors is elected each year to hold office for a three-year term and until the election and qualification of his successor or until his death, removal or resignation. At the Annual Meeting, two directors will be elected for the class with a term expiring at the Annual Meeting. The term of office for the directors elected at the Annual Meeting will expire at the 2010 annual meeting of shareholders.

The Board of Directors has nominated Bernard Somers and Seth J. Lehr, current members of the Board of Directors, for election as directors at the Annual Meeting.

The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes the nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for substitute nominees to be designated by the Board of Directors. The Board of Directors recommends a vote FOR the nominees.

Nominees for Election with Terms Expiring in 2007

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Bernard Somers	58	Mr. Somers has been a director of the Company since 1996. He has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland, since 1988. Mr. Somers currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company and of Allied Irish Banks, p.l.c., a banking and financial services company headquartered in Ireland.

Seth J. Lehr	50	Mr. Lehr has been a director of the Company since 2000. He has been a partner of LLR Equity Partners, L.P., located in Philadelphia, Pennsylvania since 1999. From 1992 to 1999, Mr. Lehr was employed by Legg Mason Wood Walker, a Baltimore-based investment banking firm, and held the position of Managing Director and Group Head of the Investment Bank Division.

Directors Continuing in Office with Terms Expiring in 2008

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Donald P. Brennan	66	Donald P. Brennan has served as Vice-Chairman and a director of the Company since April 1987. He also serves as a director of Eurotel Marketing Limited and ICT Australia PTY Ltd, both of which are subsidiaries of the Company. Mr. Brennan has been a private investor since December 1998. From February 1996 to December 1998, he was an Advisory Director of Morgan Stanley & Co. Incorporated. In addition, Mr. Brennan served as a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1986 until his retirement in February 1996, and he also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated.

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Gordon Coburn	43	Mr. Coburn has been a director of the Company since August 2005. He has been Chief Financial and Operating Officer of Cognizant Technology Solutions Corporation (“Cognizant”) since January 2007. From December 2003 through December 2006, Mr. Coburn served as Executive Vice President and Chief Financial Officer of Cognizant. Mr. Coburn also serves as Treasurer and Secretary of Cognizant, positions he has held since March 1998. From November 1999 to December 2003, Mr. Coburn served as Senior Vice President, and from 1996 to November 1999 served as Vice President, of Cognizant. He served as Senior Director – Group Finance & Operations for Cognizant Corporation from November 1996 to December 1997. From 1990 to October 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation.

Directors Continuing in Office with Terms Expiring in 2009

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
John J. Brennan	63	Mr. Brennan has served as Chairman, Chief Executive Officer and a director of the Company since April 1987, when he managed the buyout of ICT’s predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation (“DIC”). He also served as President of the Company from April 1987 to June 2001 and again since January 2003. Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

John A. Stoops	53	Mr. Stoops has been a director of the Company since 1996. He has been Director of International Marketing for Scholastic Direct to Home since January 2006 and prior to that was an independent marketing consultant since June 2001. Mr. Stoops had been Vice President of Scholastics Direct to Home from June 1999 to June 2001. From January 1995 to May 1999, Mr. Stoops was Vice President of Books for American Express Publishing Corporation. From November 1990 to September 1994, Mr. Stoops was President of Atlas Editions, U.S.A.

General Information Concerning the Board of Directors and its Committees

The Board of Directors of the Company met on ten occasions during 2006. The board annually elects from its members an Audit Committee and Compensation Committee and, beginning in 2006, a Nominating Committee. Each director attended all of the board and applicable committee meetings during 2006.

The Board of Directors has determined that Gordon Coburn, Seth Lehr, Bernard Somers and John Stoops are independent directors (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934). The independent directors met in executive session four times during 2006.

Controlled Company.    Until April 11, 2006, the day the Company closed a public offering of Common Stock, the Company was a “controlled company” as defined by Nasdaq rules and exempt from the requirements to have independent directors determine the compensation of executive officers and the nomination of directors. On April 11, 2006, as a result of the sale of shares of Common Stock in the public offering by John J. Brennan and Eileen Brennan Oakley, Trustee of the Brennan Family Trusts, the Company no longer qualified as a “controlled company.” Within one year of the closing of the public offering, the Company was required to:

•	restructure the Compensation Committee so that all members would be independent directors; and

•

(i) ensure that director nominees would be selected, or recommended for the Board’s selection, either by a majority of independent directors, or a nominating committee comprised solely of independent directors, and (ii) establish a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as required by the federal securities laws and Nasdaq rules.

In July 2006, the board established a Nominating Committee of independent directors and restructured the Compensation Committee so that all members would be independent directors.

Audit Committee.    The Audit Committee, comprised of Bernard Somers (Chairman), Seth J. Lehr and Gordon Coburn, met five times during 2006. All members of the Audit Committee are independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules. In addition, the Board of Directors has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A current copy of the charter, as most recently amended in February 2007, is available on the Company’s website at www.ictgroup.com in the investor relations section. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to internal auditing and accounting procedures and controls, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements. The Audit Committee is also responsible for reviewing related party transactions under the Company’s related party transactions policy.

Compensation Committee.    The Compensation Committee met four times during 2006. From January until July 2006, the committee was composed of Donald P. Brennan (Chairman), John A. Stoops and Bernard Somers. In July 2006, Donald Brennan and Bernard Somers left the Compensation Committee, Mr. Stoops was appointed Chairman, and Gordon Coburn joined the Committee. As a result, all current members of the Compensation Committee are independent directors. The Compensation Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under our short and long term incentive plans and equity awards under our equity plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under our incentive plans. A more complete description of the role and activities of the Compensation Committee can be found in the Compensation Discussion and Analysis section of this proxy statement.

Nominating Committee.    The Nominating Committee, composed of independent directors Seth J. Lehr (Chairman) and John A. Stoops, was established in July 2006. The Nominating Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A copy of the charter is available on the Company’s website in the investor relations section. The Nominating Committee is responsible for considering and recommending to the board the appropriate size and membership of the board and its committees, recommending nominees for the board and its committees and monitoring director performance throughout the year. The Nominating Committee has the authority to retain consultants and advisors, including search firms to identify and evaluate candidates for the board. The Nominating Committee has not established minimum qualifications for board members but may do so in the future. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal integrity and judgment, and skills and qualifications that complement the skills and qualifications of other board members. The Company has in the past, and the Nominating Committee may in the future, engage a third party search firm to identify candidates for the board. After evaluating the performance and contribution of the incumbent directors, the Nominating Committee recommended that the board nominate Messrs. Somers and Lehr for election at the Annual Meeting.

Shareholder Nominees for Director.    The Nominating Committee will consider a shareholder’s nominees for election to the Board in 2008 if the suggestion is made in writing, includes biographical data and a description of the nominees’ qualifications and is accompanied by the written consent of each nominee. Any such suggestion for nominees must be mailed to the Secretary of the Company at its corporate offices and received by the Secretary no later than December 1, 2007. Shareholder nominees for the board will be evaluated in the same manner as other candidates considered by the Nominating Committee. After full consideration, the shareholder proponent will be notified of the board’s decision.

Shareholder Communication with Board Members.    Any shareholder who wishes to communicate with the Board, or one or more specific members of the Board or committees of the Board, should communicate in a writing addressed to the Secretary of the Company at its corporate offices. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressee.

Board Member Attendance at Annual Meetings.    The Company expects all directors to attend the Annual Meeting. All directors attended the annual meeting of shareholders held in 2006.

Compensation of Directors

During 2006, non-employee directors were paid an annual fee of $25,000 and, in addition, directors’ fees of $2,500 for each quarterly Board meeting and each special Board meeting attended. The Chairman of the Compensation Committee received $2,000 for each committee meeting attended and the other members of the Compensation Committee received $1,250 for each committee meeting attended. The Chairman of the Audit Committee received $3,500 for each committee meeting attended and the other members received $1,500 for each committee meeting attended. Directors received the same meeting fee for Board and committee meetings attended in person or by telephone; however, for telephonic Board or committee meetings of less than one hour, directors receive a reduced fee of $500 per meeting. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

Under the 2006 Non-Employee Director Plan approved by shareholders in May 2006, non-employee directors receive 7,500 restricted stock units (RSUs) upon initial election to the board and 2,500 RSUs on the date of each annual meeting of shareholders. The RSUs vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, if the director continues to provide service to the Company on the relevant vesting date. Payment with respect to RSUs is made in shares of Common Stock.

Prior to 2006, each non-employee director received an option to purchase 15,000 shares of Common Stock upon initial election to the board, exercisable with respect to fifty percent (50%) of the shares on the date of grant and exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continued to be a member of the Board of Directors through that date. These initial options had an exercise price equal to the fair market value of the Common Stock on the date of grant and expired ten years after issuance. In addition, each non-employee director was granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting; these options vested on the first anniversary of the date of grant if the director continued to be a member of the Board of Directors through that date, had an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Donald P. Brennan	60,500	21,700	12,599	94,799

Gordon Coburn	61,250	21,700	40,441	123,391

Seth J. Lehr	60,000	21,700	12,599	94,299

Bernard Somers	72,000	21,700	12,599	106,299

John A. Stoops	57,000	21,700	12,599	91,299

(1)	This column reports the amount of cash compensation earned in 2006 for Board of Director and committee service for ICT Group, Inc. Additionally, Mr. Brennan and Mr. Somers receive directors’ fees for service on the Board of Directors of Eurotel Marketing Limited.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in 2006 with respect to RSU awards, computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”). The grant date fair value computed in accordance with SFAS 123R for the award was $27.75 using the closing sale price of the Common Stock as reported by Nasdaq on the date of grant. In May 2006, each director received 2,500 RSUs, which vest over a two year period with the first tranche vesting in May 2007 and the second tranche vesting in May 2008.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes in 2006 with respect to stock option awards, computed in accordance with SFAS 123R. Fair value was estimated using the Black-Scholes option pricing model. We ceased granting stock options to non-employee directors at the end of fiscal year 2005. The following directors have outstanding option awards at December 31, 2006: Mr. Brennan (25,000), Mr. Coburn (15,000), Mr. Somers (26,500) and Mr. Stoops (21,500). All of these awards are fully vested as of December 31, 2006.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
John J. Brennan	63	Chairman, Chief Executive Officer and President

John D. Campbell	51	Executive Vice President, Global Sales

Timothy F. Kowalski	46	Executive Vice President, Marketing and Technology Solutions

John L. Magee	53	Executive Vice President, Global Operations

Vincent A. Paccapaniccia	49	Executive Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

Lloyd M. Wirshba	48	Executive Vice President, Chief Marketing and Administrative Officer

Janice A. Jones	62	Senior Vice President, Corporate Support Services

Dean J. Kilpatrick	62	Senior Vice President, Operations Support

Jeffrey C. Moore	51	Senior Vice President, General Counsel and Secretary

John J. Brennan’s employment background is described above under “Directors Continuing In Office with Terms Expiring in 2009.”

John D. Campbell has served as Executive Vice President, Global Sales of the Company since September 2006. Prior to that, Mr. Campbell was Executive Vice President, Global Sales and Marketing of the Company since January 2003 and, prior to that, President of ICT Sales since January 1998. He served as President of ICT Domestic Sales from January 1997 to January 1998 and as Senior Vice President, Sales and Marketing from January 1990 to January 1998.

Timothy F. Kowalski has served as Executive Vice President, Marketing and Technology Solutions of the Company since January 2005 and as Executive Vice President, Technology and Planning since January 2003. Prior to that, Mr. Kowalski was President, CRM Technology Ventures and Senior Vice President Corporate Planning since December 2001. From February 2000 to November 2001, Mr. Kowalski served as President of the Company’s former wholly-owned subsidiary, iCT ConnectedTouch LLC. Mr. Kowalski was the Company’s Senior Vice President, Systems and Technology and Chief Information Officer from August 1997 to February 2000.

John L. Magee has served as Executive Vice President, Global Operations of the Company since January 2003. Prior to that, Mr. Magee was President, ICT North American Services, since January 2001 and was President of ICT TeleServices Division since January 1996. He was the Company’s Executive Vice President, Operations from January 1994 to January 1996. From November 1987 to January 1994, he served as the Company’s Senior Vice President, Operations.

Vincent A. Paccapaniccia has served as Executive Vice President, Finance and Administration of the Company since January 2003 and as Chief Financial Officer and Assistant Secretary since August 1998. From July 1998 until January 2003, Mr. Paccapaniccia was the Company’s Senior Vice President, Finance. From January 1996 to July 1998, he served as Vice President of Finance.

Lloyd M. Wirshba has served as Executive Vice President, Chief Marketing and Administrative Officer of the Company since September 2006. Prior to that, Mr. Wirshba was Executive Vice President and Chief Administrative Officer of the Company since January 2006, and, prior to that, Executive Vice President since July 2005. Prior to joining the Company, Mr. Wirshba was the Senior Vice President, Member Services for AOL, Inc. from May 2003 to February 2005. Prior to that, Mr. Wirshba held positions of increasing responsibility with American Express Company, including Senior Vice President, US Service Delivery from January 2001 to May 2003.

Pamela J. Goyke has served as the Company’s Chief Information Officer and Senior Vice President of Systems and Technology since October 2000. Prior to joining the Company, Ms. Goyke served as Senior Manager for Ernst & Young LLP, in its High Growth Customer Relationship Management Practice from 1999 to 2000. She held several senior management positions with Electronic Data Systems from 1981 to 1998, including Divisional Vice President and Divisional Chief Information Officer.

Janice A. Jones has served as the Company’s Senior Vice President, Corporate Support Services since January 2003. Prior to that, Ms. Jones was the Company’s Senior Vice President, Quality Management and Development since September 1999 and served as Vice President, Quality Assurance from 1996 to 1999.

Dean J. Kilpatrick has served as Senior Vice President, Operations Support since February 2007 and previously was Senior Vice President, North American Sales and Service of the Company since February 2006. Mr. Kilpatrick served as Senior Vice President, CRM Services Operations since July 2003 and, prior to that, was Senior Vice President, Corporate Operations since May 2002 and President of the Company’s Marketing Services division since September 1996.

Jeffrey C. Moore has served as the Company’s Senior Vice President, General Counsel and Secretary since December 2003. From October 1996 until December 2003, Mr. Moore served as General Counsel and later Vice President and General Counsel of Kulicke & Soffa Industries, Inc., a chip assembly and test interconnect company.

The executive officers are elected or appointed by the Board of Directors of the Company to serve until election or appointment and qualification of their successors or their earlier death, resignation or removal.

The Company has adopted a Code of Conduct that applies to the directors, officers and employees of the Company, and a Code of Ethics for the Company’s Chief Executive Officer and senior financial officers. Both documents are available on the Company’s website at www.ictgroup.com in the investor relations section. To the extent that there are any waivers of, or amendments to, either code, we intend to report the waiver or amendment in the Investors section of our website. You may also request these documents in print form by contacting the Legal Department of ICT Group, Inc., 100 Brandywine Boulevard, Newtown, Pennsylvania 18940. The information on the Company’s website is not and should not be considered as part of this proxy statement and is intended to be an inactive textual reference only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 23, 2007 (except as otherwise noted) regarding the beneficial ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

Executive Officers and Directors

Names	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
John J. Brennan(3)	5,945,302	37.4%

Donald P. Brennan(4)	4,699,231	29.8%

Gordon Coburn(5)	16,250	*

Seth J. Lehr(5)	1,250	*

Bernard Somers(5)	34,750	*

John A. Stoops(5)	24,750	*

John L. Magee(6)	95,598	*

John D. Campbell(7)	53,998	*

Lloyd M. Wirshba(8)	280	*

Vincent A. Paccapaniccia(9)	32,460	*

All executive officers and directors as a group (16 persons)(10)	6,880,930	42.6%

Other Beneficial Owners

Names	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Eileen Brennan Oakley(11)	1,178,166	7.5%

Bear Stearns Asset Management Inc.(12) 383 Madison Avenue New York, NY 10179	1,383,267	8.8%

*	Less than one percent

(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options or the vesting of RSUs held by each individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 23, 2007.

(2)	The percentage for each individual or group is based on the aggregate number of shares outstanding as of March 23, 2007 of 15,765,429 and all shares issuable upon the exercise of outstanding stock options or the vesting of RSUs held by such individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 23, 2007.

(3)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, (ii) 64,181 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 1,210,121 issued and outstanding shares of Common Stock, (iv) 25,200 issued and outstanding shares of Common Stock held jointly with John Brennan’s wife, (v) 133,300 shares of Common Stock issuable pursuant to exercisable stock options issued in John Brennan’s name and (vi) 12,500 RSUs, the receipt of which was deferred by John J. Brennan.

(4)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, (ii) 172,981 issued and outstanding shares of Common Stock and (iii) 26,250 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs issued in Donald Brennan’s name. Does not include 315,353 shares of Common Stock held by grantor retained annuity trusts over which Donald Brennan, the grantor, is precluded from exercising any power, including the power to vote or dispose of such shares. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(5)	Includes or consists of shares issuable pursuant to exercisable stock options and the vesting of RSUs in the following amounts: Mr. Coburn (16,250); Mr. Lehr (1,250); Mr. Somers (27,750) and Mr. Stoops (22,750).

(6)	Includes 49,400 shares of Common Stock issuable pursuant to exercisable stock options and 46,198 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(7)	Includes 51,400 shares of Common Stock issuable pursuant to exercisable stock options and 2,598 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(8)	Includes 280 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(9)	Includes 22,000 shares of Common Stock issuable pursuant to exercisable stock options and 660 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(10)	Includes 391,500 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs.

(11)	Consists of 1,178,166 issued and outstanding shares of Common Stock held subject to various trusts over which Ms. Oakley has voting control.

(12)	In a Schedule 13G reporting beneficial ownership as of December 31, 2006, Bear Stearns Asset Management Inc. reported that it is an investment advisor with the sole power to vote 439,450 of these shares and the sole power to dispose of 517,353 of these shares and the shared power to vote and dispose of 706,629 of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, in particular the named executive officers who are identified in the Summary Compensation Table that follows. The Compensation Committee of our Board of Directors, referred to as the Committee, seeks to achieve the following goals with our executive compensation programs: to attract, reward and retain executive officers and other key employees and motivate those individuals to achieve short term and long term corporate goals that enhance shareholder value. To meet these objectives, we have adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading companies providing outsourced customer services; and

•	Pay for performance by:

•	Setting challenging performance goals under our short- and long-term incentive programs that reward executives for exceptional performance; and

•

Providing the opportunity to receive significant incentives in the form of RSUs and other stock awards, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our executive officers with those of our shareholders.

Our executive compensation program has three major elements which together comprise an executive’s total direct compensation: base salary, cash incentive awards for quarterly financial performance and achievement of individual management objectives under our Quarterly Incentive Plan, or QIP, and equity awards under our Long-Term Incentive Plan, or LTIP. We generally plan to pay awards under the LTIP in restricted stock or RSUs that would be subject to a vesting schedule. We may also grant equity awards to our executive officers, from time to time, under our 2006 Equity Compensation Plan.

We also provide deferred compensation benefits to our executive officers under our nonqualified deferred compensation plan, described more fully in the section entitled “Non-Qualified Deferred Compensation” and severance and change of control benefits under employment agreements with our executive officers. The material terms of the employment agreements with our named executive officers are described more fully in the section entitled “Executive Employment Agreements.” We provide a 401(k) plan and medical benefits to executive officers on the same basis as our other full time employees and provide supplemental reimbursement to our executive officers for physical examinations and other wellness programs. We provide supplemental life insurance benefits equal to two times salary (subject to a maximum amount) and short and long-term disability insurance benefits that pay a percentage of the executive’s salary up to a maximum amount.

We have selected the foregoing elements of compensation because each addresses one or more of the principal objectives of our compensation policy. For instance, base salary and cash bonuses are set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our LTIP and equity grants under the 2006 Equity Compensation Plan are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under the QIP and LTIP and equity awards under the 2006 Equity Plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under the QIP and LTIP. Our Chief Executive Officer (“CEO”) attends meetings of the Committee and makes recommendations concerning our compensation programs, the target incentive awards for the executive team and the financial targets on which incentive payments are to be made. The CEO annually reviews the performance of our executive officers and makes recommendations to the Committee regarding annual adjustments to their base salary. The CEO also makes recommendations concerning the setting of, and achievement of, individual management objectives for executive officers. The Committee discusses the CEO’s recommendations but retains the ultimate authority to set the compensation of our executive officers. In addition, while the Committee discusses the CEO’s compensation package with him, it conducts its deliberations and makes its decisions with respect to his compensation without him present.

The Committee has the authority to engage its own independent advisors and compensation consultants to assist in carrying out its responsibilities. The Committee engaged Aon Consulting to assist in the development of the LTIP and in reviewing our March 13, 2006 employment agreement with the CEO.

Setting Executive Compensation

We use marketplace data, including review of compensation packages of executives in comparable positions with other publicly held outsourced customer service and business process outsourcing companies, to set compensation levels for executive officers. In 2005, we engaged Aon Consulting to assist in benchmarking executive compensation using data from peer group companies, published surveys and Aon’s internal databases, which the Committee used as a reference point for setting base salaries and the other elements of total direct compensation for 2006. The peer group used for the benchmarking study performed by Aon consisted of the following companies: Aegis Communications Group, Inc.; APAC Customer Service Inc.; Convergys Corp.; Harte-Hanks, Inc.; NCO Group; RMH Teleservices, Inc.; Sitel Corp.; Sourcecorp Inc.; Startek Inc.; Sykes Enterprises, Inc.; Teletech Holdings, Inc.; and West Corp. While our annual revenues are below the median revenues of this peer group, we believe that we compete for executive talent with the companies in this peer group.

Our goal is to target base salaries within the range of 85% to 115% of the midpoint of the range established based on marketplace data, including the benchmarking study performed by Aon. In determining base salary, the Committee considers other factors such as job performance, skill set, the executive’s time in his or her position, internal consistency regarding pay levels for similar positions or skill levels within the Company and market conditions generally.

The Committee sets target incentive awards under the QIP and LTIP annually. As described more fully below, the Committee generally sets targets under the QIP and LTIP that require significant year over year improvement in financial performance with the expectation that actual payments under these plans will result in total direct compensation for our executive officers that fall within 85% to 115% of the midpoint of total direct compensation reflected in the marketplace data, including the benchmarking study performed by Aon.

We intend to update our compensation benchmarking study in 2007 and to further evaluate our executive compensation program in light of that study.

Base Salary

The Committee reviews the base salaries of our executive officers annually, as provided for in their employment agreements and as part of our annual performance review process. The base salaries of all executive officers were increased in 2006 based on the criteria discussed above. The base salary of our CEO was increased 12% to $675,000 effective January 1, 2006 and was increased 3% to $695,250 effective January 1, 2007. The base salaries for the other named executive officers were increased in July 2006 to the following amounts – John Campbell ($250,000), John Magee ($350,000), Vincent Paccapaniccia ($265,000) and Lloyd Wirshba ($360,000) – representing increases of between 2% and 10%. The base salary of our CEO represents about 33% of his target total direct compensation and the base salaries for our other named executive officers generally represent between 40% and 45% of their target total direct compensation.

Cash Incentive Awards Under the QIP

We provide cash incentive awards to executive officers under the QIP. The QIP is governed by the terms of the Company’s Incentive Plan. The Incentive Plan provides for cash payments for achievement of quarterly and annual goals. Under the Incentive Plan, the CEO recommends objective performance goals and threshold and maximum award amounts for each executive officer. The objective performance goals may be based on financial targets for the Company as a whole or for the executive’s business unit, as well as on individual management objectives that reflect important business goals, such as cost reduction or business expansion. The Committee is free to accept or modify the CEO’s recommendations. The maximum award amount for each executive is principally based upon the executive’s job level – the higher the level of responsibility of the executive within the Company, the greater the cash incentive portion of that executive’s total cash compensation. To help achieve our goal of retaining key talent, participants in the QIP must be actively employed with us at the time of payment to receive an award, unless the Committee determines otherwise. The Committee sets the QIP performance goals and award amounts during or before the Committee’s regularly scheduled meeting in February of each year. Cash incentives under the QIP represent about 33% of the target total direct compensation of our CEO and between 33% and 45% of the target total direct compensation of our other executive officers.

The Committee believes that a substantial portion of each executive’s QIP award should be based upon the achievement of financial goals that are important to our shareholders. The Company and the Committee believe that our shareholders value and measure us based principally on earnings and thus incentive targets based upon increasing net income, earnings before tax or earnings per share are the most appropriate targets. For the past several years, one of our principal goals has been to grow earnings faster than revenue by increasing our operating margin, which is the ratio of operating income to revenue. The quarterly earnings targets for the QIP have been set in an effort to achieve our operating margin goals. The Committee also believes that most, if not all, of our CEO’s QIP award should be based upon the achievement of quarterly earnings targets while the QIP awards for other executive officers should be allocated between achievement of quarterly earnings targets and achievement of individual management objectives that are quantifiable and tailored to the executive’s specific responsibilities and skill set.

The QIP for 2006 was consistent with the overall objectives discussed above. At the February 2006 meeting, the Committee determined that corporate earnings per share, or EPS, would be used as the financial target for all executive officers and it set threshold and maximum EPS targets for each quarter. The threshold and maximum targets were, on average, 38% and 76%, respectively, above the adjusted EPS1 we achieved in the corresponding quarter of 2005. The Committee also set the maximum QIP award amounts for each executive officer, stated as a percentage of their base salary on January 1, 2006. For our named executive officers, those maximum award percentages were: John Brennan and John Campbell – 100%; John Magee, Vincent Paccapaniccia and Lloyd Wirshba – 75%.

One hundred percent of our CEO’s QIP payment was based on achievement of the EPS targets. For all other executives, two-thirds of the QIP payment was based on achievement of the EPS targets and one-third was based upon achievement of individual management objectives evaluated by the Committee at the middle and the end of the year. The portion of the QIP payment tied to quarterly EPS targets was allocated equally among the four quarters of the year with executives eligible to receive between 25% of the quarterly amount, if the threshold target was achieved, and 100% of that amount, if the maximum target was achieved, calculated on a straight line basis. No payment was made for a quarter if EPS was below the threshold level for that quarter and no payment could be earned for individual objectives unless at least one payment for quarterly EPS objectives was earned.

[1]

For comparison purposes, 2005 EPS numbers were adjusted to eliminate the impact of the insurance recovery we received, net of costs, in connection with class action litigation that settled in 2004. There were no litigation costs or insurance recoveries recorded in 2006 and therefore no related adjustments to the EPS.

The individual objectives of our named executive officers related to their areas of responsibility were as follows:

Mr. Campbell – objectives related to increasing sales to targeted customers, developing strategic relationships to enhance service offerings to customers in key vertical industries and evaluating and launching sales campaigns for new vertical markets, among others.

Mr. Magee – objectives related to meeting call center capacity targets, improving quality, controlling labor costs and implementing home based agent programs, among others.

Mr. Paccapaniccia – objectives related to implementing a global treasury function, reducing effective tax rates, effectively managing the Company’s cash flow and expanding internal financial reporting and analysis, among others.

Mr. Wirshba – objectives related to expanding service offerings and geographic locations, establishing strategic alliances and completing acquisitions, ensuring IT system up time within budgeted costs, and quality assurance and training goals, among others.

Our named executive officers were eligible to receive and earned the following amounts under the QIP for 2006:

Named Executive Officer	Base Salary at 1/1/06 ($)	Maximum QIP Award Amount ($)	Payment for Quarterly EPS Targets ($)	Payment for Individual Objectives ($)	Total QIP Payment ($)
John J. Brennan	675,000	675,000	377,982	Not Applicable	377,982

John D. Campbell	244,400	244,400	122,524	65,740	188,264

John L. Magee	317,200	237,900	90,863	70,387	161,250

Vincent A. Paccapaniccia	239,720	179,790	68,698	56,930	125,628

Lloyd M. Wirshba	330,000	247,500	94,271	73,498	167,769

Mr. Brennan received his entire payment after year-end. Payment to the other executive officers for achievement of quarterly EPS targets was made quarterly and payment for achievement of individual objectives was made after year-end.

In February 2007, the Committee approved the elements of the QIP for 2007 consistent with the objectives described above and with the elements of the QIP for 2006. However, the Committee concluded that the quarterly financial targets should be based upon our earnings before tax, rather than EPS, because most of our executives do not control our corporate tax rates, which can vary year to year and substantially impact EPS.

Long Term Incentive Plan

Our Board of Directors and shareholders approved the LTIP in 2006. The LTIP replaced our annual incentive plan, which, for several years, provided executives the opportunity to earn incentive awards for achievement of annual financial targets. Target awards under the annual incentive plan could be paid in cash or options to purchase our Common Stock. The Committee concluded that the LTIP would better meet the objectives of retaining executives with the leadership abilities necessary to increase long-term shareholder value while aligning the interests of those executives with our shareholders. As described more fully below, the LTIP promotes outstanding performance by having award value tied to performance over time, an executive retention incentive by having the award amount determined and then vest over a period of years, and an equity incentive that aligns the interests of our executives with our shareholders by having the award, in most cases, paid in the form of equity. The LTIP provides for LTIP Performance Awards and Performance Vested RSU Grants, as described below. Unless the Committee determines otherwise or a participant’s employment or grant agreement provides otherwise, participants in the LTIP must be employed on the last day of the performance period to be eligible for an award for that performance period and must be employed at the time of vesting of an award in order to receive that award. However, the LTIP does provide for the payment and vesting of awards in the event of death, disability, retirement or change of control, as more fully described in the section entitled “Potential Payments on Separation or Change in Control.” The Committee may permit participants to defer receipt of awards pursuant to our Non-Qualified Deferred Compensation plan or another comparable deferred compensation plan.

LTIP Performance Awards

The LTIP provides for performance awards, set as a percentage of an executive’s base salary, that are earned for achievement of goals over a performance period of several years. At the beginning of each performance period, which is generally expected to be three calendar years, the Committee establishes threshold, target and stretch performance goals for each year of the performance period and corresponding threshold, target and maximum award amounts for achievement of those performance goals. The performance goals may be based upon a number of financial measures applicable to the Company as a whole or to the executive’s business unit, including earnings before tax (EBT), EPS, earnings before interest, taxes, depreciation, and amortization (EBITDA), net cash flow and return on equity. Target award amounts for executives may be based on a number of factors including market competitiveness of the position, job level, past individual performance and expected contribution to future Company performance. We expect that each year in the performance period will be measured on a stand-alone basis, with the Committee reviewing and certifying the achievement of performance goals and award amounts after the end of each year. To determine the level of achievement of the performance goals and the corresponding award amounts, the Committee may interpolate between the threshold, target and maximum levels. The awards so determined, which are expressed as a dollar amount, may be paid in any combination of cash, shares or RSUs as the Committee authorizes and may be subject to such vesting schedules as the Committee may impose. The Committee will use the fair market value of our Common Stock on the award date to convert the award to shares or RSUs.

The Committee expects to approve three-year LTIP performance awards every year. In February 2006, the Committee approved target performance awards for the three-year period beginning January 2006 and ending December 2008 (the 2006 Plan) and in February 2007 approved target performance awards for the three-year period beginning January 2007 and ending December 2009 (the 2007 Plan). For the reasons discussed above, the Committee has elected to use EBT targets as the performance goals for the 2006 Plan and 2007 Plan and has set those targets consistent with our operating margin goals for 2008 and 2009. The target EBT for 2006 represented a 72% increase in the adjusted EBT achieved for 20052 and target EBT for 2007 through 2009 reflect average year over year increases in EBT of approximately 27%.

The Committee presently expects that the typical target performance award for our CEO for each three-year performance period will be 100% of his base salary, while the typical target performance award for our other executive officers for each three-year performance period will be 50% of their base salaries. This target award amount will be reviewed annually against marketplace data to insure that the overall goals of our executive compensation program are being achieved. The target award amount would generally be allocated equally over the three years of each performance period and would be paid on an annual basis for achievement of the performance goals in each year. Our executives would have the ability to earn 50% of the target award amount for achievement of the threshold performance goal and 150% of the target award amount for achievement of the stretch performance goal. The Committee expects to pay most awards under the LTIP in RSUs. By setting the awards as a fixed number – a percentage of base salary – our executives can more easily determine the value of the award to them and we can more easily plan and measure the accounting cost of these awards to the Company. By paying the award in shares or RSUs, our executives share in the risks and rewards of share ownership,

[2]

For comparison purposes, 2005 EPS numbers were adjusted to eliminate the impact of the insurance recovery we received, net of costs, in connection with class action litigation that settled in 2004. There were no litigation costs or insurance recoveries recorded in 2006, and therefore no related adjustments to EPS.

aligning their interests with those of our shareholders. In addition, since RSUs provide immediate value to executives once vested, while the value of stock options is dependent on future increases in the value of our Common Stock, we may be able to realize the same retention value from a smaller number of RSUs as compared to stock options.

Set forth in the table below are the target awards for our CEO and other named executive officers for the 2006 Plan and the 2007 Plan, expressed as a percentage of base salary at the beginning of the each plan period. The target awards for the 2006 Plan were set at a level higher than the typical target award to compensate for the transition from the annual incentive plan and for the lack of three concurrent performance awards during first two years of the LTIP program.

	CEO				All Other Named Executive Officers
	2006	2007	2008	2009	2006	2007	2008	2009
2006 Plan
Threshold	33.3%	41.7%	41.7%	—	16.7%	20.8%	20.8%	—
Target	66.7%	83.3%	83.3%	—	33.3%	41.7%	41.7%	—
Stretch	100.0%	125.0%	125.0%	—	50.0%	62.5%	62.5%	—

2007 Plan
Threshold	—	16.7%	16.7%	16.7%	—	8.4%	8.4%	8.4%
Target	—	33.3%	33.3%	33.3%	—	16.7%	16.7%	16.7%
Stretch	—	50.0%	50.0%	50.0%	—	25.0%	25.0%	25.0%

Payments Under the 2006 Plan: To compensate for the transition from the annual incentive plan, the Committee determined that the award for achievement of 2006 EBT would be paid half in cash and half in RSUs, with the cash portion vesting immediately on the date of the award and the equity portion vesting 50% on the first anniversary of the award date and 50% on the second anniversary of the award date. Because we did not achieve the threshold target for 2006 EBT under the 2006 Plan, no awards were granted for that period. The award for achievement of 2007 EBT would be paid half in cash and half in RSUs with both portions vesting 50% on the award date and 50% on the first anniversary of the award date. The award for achievement of 2008 EBT would be paid entirely in RSUs vesting 100% on the date of the award.

Payments Under the 2007 Plan: The Committee expects to pay awards under the 2007 Plan in RSUs with the award for 2007 EBT vesting in three equal annual installments commencing on the award date in February 2008, the award for 2008 EBT vesting in two equal annual installments commencing on the award date in February 2009 and the award for 2009 EBT vesting in a single installment on the award date in February 2010.

Performance – Vested RSU Grants.

In addition to target awards described above, the Committee may award performance-vested RSU grants under the LTIP in the form of Common Stock or stock units which vest with reference to the performance goals specified by the Committee. The performance goals applicable to a particular performance-vested RSU grant do not have to be identical to the specific performance goals applicable to LTIP Performance Awards. Except as may be otherwise provided in the relevant performance-vested RSU grant award agreement, all performance-vested RSU grants will be subject to the terms and conditions applicable to LTIP Performance Awards described above.

The Committee has authorized two performance–vested RSU grants to our CEO pursuant to the employment agreement we signed on March 13, 2006. First, he was entitled to receive up to 100,000 RSUs contingent on our EBT for 2006. He could receive between 25% of these RSUs (for achievement of 70% of our 2006 EBT target) and 100% of these RSUs (for achievement of 90% of our EBT target); provided no RSUs would be issued for achievement of less than 70% of our EBT target. Based upon our 2006 EBT, he received a total of 83,108 RSUs which vest in three equal, annual increments on the second, third and fourth anniversaries of the date of his employment agreement. Second, Mr. Brennan is entitled to receive 100,000 RSUs on the second anniversary of the date of his employment agreement, contingent on our EBT for 2007 achieving an established target level. Again, he could receive between 25% of these RSUs (for achievement of 70% of our 2007 EBT target) and 100% of these RSUs (for achievement of 90% of our 2007 EBT target); provided no RSUs would be issued for achievement of less than 70% of our EBT target. Any RSUs earned in this second grant will vest in two equal, annual increments on the third and fourth anniversaries of the date of his employment agreement.

2006 Equity Compensation Plan

Our Board of Directors and shareholders approved the 2006 Equity Compensation Plan, or 2006 Equity Plan, in 2006. The Committee may grant incentive and nonqualified stock options, shares of Common Stock, stock appreciation rights, RSUs and other stock – based awards to any of our employees, including our executive officers, under the 2006 Equity Plan. In addition, the Committee has authorized our CEO to issue options or RSUs upon hiring or promoting certain senior level employees who are not executive officers, subject to specific guidelines on the amount and terms of each grant as well as a limit on the total number of shares that may be granted within a prescribed period. At the end of 2006, approximately 672,000 shares were available for grant under the 2006 Equity Plan, including for equity grants under the LTIP. The Committee expects that most grants under the 2006 Equity Plan to executive officers will be in RSUs and would be made pursuant to the LTIP, upon hire or promotion, to reward executive officers for exceptional performance or to otherwise meet the objectives of our executive compensation program, including the payment of competitive compensation.

The Committee granted three awards under the 2006 Equity Plan to our named executive officers in 2006. Pursuant to his employment agreement, our CEO received 100,000 RSUs on March 13, 2006, which vest in four equal annual increments beginning on the first anniversary of the agreement. Vested units are paid 50% in cash, valued at the fair market value of our Common Stock on the vesting date and 50% in Common Stock valued as of March 13, 2006 based on the closing price of the Company’s Common Stock. In the event that the amount of a vested award is payable at a time when some or all of such amount would be nondeductible under Section 162(m) of the Internal Revenue Code (the “Code”), the CEO agreed to defer 50% of the amount until such time as the deferred amount can be paid without adverse tax consequences to the Company. The Committee also granted John Magee and Vincent Paccapaniccia 10,000 RSUs each, in recognition of their support of our public offering that closed in April 2006. These RSUs were granted on July 31, 2006 (two business days after we announced our financial results for the second quarter ended June 30, 2006) and vest in four equal, annual increments commencing one year after the grant date.

The Committee grants equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective as of the date of approval (as is the case for equity awards under the LTIP) or a predetermined future date (for example, new hire or promotion grants are effective two business days after earnings are announced for the quarter in which the hire or promotion takes place). Grants approved by unanimous written consent become effective as of the date all members sign the consent or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of our Common Stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

Adjustment of Performance Goals

The QIP and the LTIP give the Committee the authority to adjust performance goals and target awards to reflect, among other things, a change in corporate capitalization, a corporate transaction such as a merger, acquisition or reorganization, a change in applicable accounting rules or corporate laws or to reflect equitably the occurrence of an extraordinary event. The Committee makes such adjustments only when it considers them to be appropriate, necessary to properly motivate and reward executives, and in the best interests of the Company and its shareholders. In addition, the Committee considers the requirements of section 162(m) of the Code in making adjustments to awards under the LTIP awards. The Committee exercised this authority in 2006. Promptly following the completion of our public offering of Common Stock in April 2006 and disclosure of the impact the additional shares, partially offset by lower net interest expense, would have on our EPS for the balance of the year, the Committee marginally reduced the QIP targets for the second, third and fourth quarters of 2006 to reflect the disclosed impact on EPS and increased the pre-tax income targets for each year of the 2006 Plan to reflect the projected impact of the offering on pre-tax income. In addition, the Committee reduced the QIP target for the fourth quarter of 2006 by $.01 to reflect the costs associated with our acquisition of Proyectar Connect S.A. in November 2006 and increased the pre-tax income targets for 2007 and 2008 of the 2006 Plan to reflect the projected impact of the acquisition on our pre-tax income for those years.

Tax Considerations

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. The LTIP has been designed so that awards may be exempt from the deduction limit under Section 162(m) for qualified performance based compensation. In addition, certain awards under the 2006 Equity Plan would be exempt as qualified performance based compensation. Moreover, executive officers may defer their cash compensation under our Non-Qualified Deferred Compensation Plan in order to meet the limits on deductibility, and our CEO has specifically agreed to defer a portion of his compensation as described above. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We believe that no part of the Company’s tax deduction for compensation paid to the named executive officers for 2006 will be disallowed under Section 162(m).

The Committee will continue to monitor the tax consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006 and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John A. Stoops, Chairman

Gordon Coburn

SUMMARY COMPENSATION

The following table shows compensation information for the year ended December 31, 2006 for our named executive officers.

Name	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John J. Brennan	674,039	—	1,180,644	—	377,982	184,191	2,416,856

Vincent A. Paccapaniccia	251,874	—	30,877	—	125,628	8,304	542,311

Lloyd M. Wirshba	344,192	—	3,129	131,704	167,769	12,000	658,794

John L. Magee	332,969	—	32,304	—	161,250	7,839	534,362

John D. Campbell	247,093	—	7,788	—	188,264	4,851	447,996

(1)	This column represents the dollar amount recognized for financial statement reporting purposes in 2006 with respect to RSUs for each of the named executives, computed in accordance with SFAS 123R. There were no RSUs or other stock awards granted prior to 2006. These amounts reflect the Company’s compensation expense and do not necessarily correspond to the actual value that will be recognized by the named executives. For information regarding the number of shares subject to 2006 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in 2006 with respect to stock options vesting in 2006, computed in accordance with SFAS 123R. The fair value of stock options is computed using the Black-Scholes option pricing model. These amounts reflect the Company’s compensation expense and do not necessarily correspond to the actual value that will be recognized by the named executives. To the extent a named executive was fully vested in a stock option award prior to 2006, the Company would not recognize any compensation expense during 2006 for that award. Except for Mr. Wirshba, all of the named executives have stock option awards which were fully vested at December 31, 2005. Mr. Wirshba was granted stock options in July 2005, which vest ratably over a four-year period beginning in July 2006.

(3)	This column represents the total cash incentive payments earned during the fiscal year pursuant to the QIP.

(4)	This column includes the following payments made in 2006: (i) Company contributions of $4,400 to the Company’s 401(k) tax qualified employee savings and retirement plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Campbell; (ii) Company contributions to the Company’s Non-Qualified Deferred Compensation Plan on behalf of each of Messrs. Brennan, Paccapaniccia, Wirshba and Magee in the amount of $41,392, $3,904, $12,000 and $2,000, respectively; (iii) premiums paid by the Company in the amount of $65,863, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (iv) health benefits of $2,882 and $881 paid by the Company on behalf of Messrs. Brennan and Magee, respectively; (v) lease payments paid by the Company in the amount of $14,776 for an automobile leased on behalf of Mr. Brennan; and (vi) financial planning services and legal services paid by the Company in the amount of $54,878 for the benefit of Mr. Brennan.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table details grants of plan based awards that were made to our named executive officers for the year ended December 31, 2006.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Brennan	2/21/2006	(1)	168,750	421,875	675,000
	2/21/2006	(2)							6,961	18.94	131,841
	3/13/2006	(3)							100,000	24.39	2,439,000
	3/13/2006	(4)				50,000	125,000	200,000		24.39	4,878,000
	3/20/2006	(5)	787,500	1,575,000	2,362,500

Vincent A. Paccapaniccia	2/21/2006	(1)	44,948	112,369	179,790
	2/21/2006	(2)							990	18.94	18,751
	3/20/2006	(5)	139,837	279,673	419,510
	7/31/2006	(6)							10,000	24.90	249,000

Lloyd M. Wirshba	2/21/2006	(1)	61,875	154,688	247,500
	2/21/2006	(2)							664	18.94	12,576
	3/20/2006	(5)	192,500	385,000	577,500

John L. Magee	2/21/2006	(1)	59,475	148,688	237,900
	2/21/2006	(2)							1,293	18.94	24,489
	3/20/2006	(5)	185,033	370,067	555,100
	7/31/2006	(6)							10,000	24.90	249,000

John D. Campbell	2/21/2006	(1)	61,100	152,750	244,400
	2/21/2006	(2)							1,647	18.94	31,194
	3/20/2006	(5)	142,567	285,133	427,700

(1)	Represents the potential value of the 2006 QIP for each named executive. The 2006 QIP has performance targets established for fiscal year 2006. The potential payouts are made in cash. All of the potential payments are performance-driven and therefore completely at risk. A more specific description of the QIP can be found in the compensation discussion and analysis.

(2)	Represents the number of RSUs granted to each named executive. Each award vests over a two-year period, with 33% vesting on the date of grant, 33% vesting one year from the date of grant and the remaining 33% vesting two years from the date of grant.

(3)	Represents the number of RSUs granted to Mr. Brennan in connection with his employment agreement with the Company, which was entered into on March 13, 2006. These RSUs vest over a four-year period in equal installments. These RSUs are not associated with any performance conditions. The fair value of this award was calculated in accordance with SFAS 123R using the closing sale price on the date of grant of our Common Stock as reported by Nasdaq.

(4)	Represents the number of RSUs granted to Mr. Brennan in connection with his employment agreement with the Company, which was entered into on March 13, 2006. These RSUs have performance conditions. Mr. Brennan can earn up to 100,000 RSUs based on the Company’s performance in fiscal years 2006 and 2007. Once earned, these RSUs will vest over a three-year period in equal installments. The grant date fair value was in accordance with SFAS 123R using the closing sale price of our Common Stock as reported by Nasdaq on the date of grant and was based on the maximum payout.

(5)	Represents the potential value of the 2006 LTIP for each named executive. The 2006 LTIP has performance targets established for fiscal years 2006, 2007 and 2008. The potential payouts can be made in cash or RSUs, as determined by the Compensation Committee. All of the potential payments are performance-driven and therefore completely at risk. A more specific description of the LTIP can be found in the compensation discussion and analysis

(6)	Represents the number of RSUs granted to each named executive. Each award vests over a four-year period in equal installments.

(7)	The grant date fair value is computed in accordance with SFAS 123R, based on the closing share price of our Common Stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table shows all outstanding equity awards held by our named executive officers on December 31, 2006.

	Option Awards						Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Name			Exercisable	Unexercisable
John J. Brennan	2/23/1999		33,800	—	3.40	2/23/2009	2/21/2006	(3)	4,640	146,578
	2/15/2000		44,000	—	10.71	2/15/2010	3/13/2006	(4)	100,000	3,159,000
	2/6/2001		28,200	—	8.75	2/6/2001
	2/5/2002		27,300	—	16.90	2/5/2012

Vincent A. Paccapaniccia	2/15/2000		14,000	—	10.71	2/15/2010	2/21/2006	(3)	660	20,849
	2/6/2001		4,600	—	8.75	2/6/2011	7/31/2006	(4)	10,000	315,900
	2/5/2002		3,400	—	16.90	2/5/2012

Lloyd M. Wirshba	7/5/2005	(2)	—	37,500	9.51	7/5/2015	2/21/2006	(3)	442	13,963

John L. Magee	2/25/1998		17,200	—	4.88	2/25/2008	2/21/2006	(3)	862	27,231
	2/23/1999		12,800	—	3.40	2/23/2009	7/31/2006	(4)	10,000	315,900
	2/15/2000		7,000	—	10.71	2/15/2010
	2/6/2001		7,400	—	8.75	2/6/2001
	2/5/2002		5,000	—	16.90	2/5/2012

John D. Campbell	2/23/1999		11,100	—	3.40	2/23/2009	2/21/2006	(3)	1,098	34,686
	2/15/2000		25,200	—	10.71	2/15/2010
	2/6/2001		8,900	—	8.75	2/6/2011
	2/5/2002		6,200	—	16.90	2/5/2012

(1)	All exercisable stock option awards are also fully vested as of December 31, 2006.

(2)	This award has a four-year vesting schedule with 25% vesting annually from the anniversary of the date of grant.

(3)	This award has a two-year vesting schedule with 50% vesting annually from the anniversary of the date of grant. This award is also listed on the preceding Grants of Plan-Based Awards Table.

(4)	This award has a four-year vesting schedule with 25% annually from the anniversary of the date of grant. This award is also listed on the preceding Grants of Plan-Based Awards Table. As of December 31, 2006, the 83,108 RSUs that Mr. Brennan earned under the performance conditions set forth in his employment agreement for fiscal year 2006 are not considered outstanding equity awards for the purposes of this schedule as they were not issued to Mr. Brennan until March 13, 2007.

(5)	The indicated values were determined by multiplying the number of unvested awards shown in the table by $31.59, the closing price of the Company’s Common Stock on December 29, 2006.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John J. Brennan(1)	116,400	3,109,626	1,611	30,512

Vincent A. Paccapaniccia(2)	28,600	600,491	330	6,250

Lloyd M. Wirshba(3)	12,500	196,903	140	2,652

John L. Magee(4)	12,500	166,125	431	8,163

John D. Campbell(5)	25,000	738,918	549	10,398

(1)	Mr. Brennan exercised options at an exercise price of $4.875 to purchase 116,400 shares on December 21, 2006, with an exercise price of $4.875 and market price of $31.59. He acquired 1,611 shares with a market price of $18.94 on February 21, 2006, upon the lapse of restrictions on the RSUs.

(2)	Mr. Paccapaniccia exercised options to purchase 6,000 shares on August 9, 2006, with an exercise price of $5.00 and market prices between $25.50 and $25.69; options to purchase 4,000 shares on August 9, 2006, with an exercise price of $2.94 and market prices between $25.20 and $25.50; options to purchase 6,000 shares on August 10, 2006, with an exercise price of $2.94 and market prices between $25.75 and $26.00; options to purchase 7,600 shares on August 10, 2006, with an exercise price of $3.40 and market prices between $26.00 and $26.25; options to purchase 3,400 shares on August 10, 2006, with an exercise price of $10.63 and market prices between $26.25 and $26.27; and options to purchase 1,600 shares on August 11, 2006, with an exercise price of $10.63 and market prices of $25.95. He acquired 330 shares with a market price of $18.94 on February 21, 2006, upon the lapse of restrictions on the RSUs.

(3)	Mr. Wirshba exercised options to purchase 5,000 shares on July 1, 2006, with an exercise price of $9.51 and market price of $24.58; options to purchase 3,750 shares on August 2, 2006, with an exercise price of $9.51 and market price of $25.68; and options to purchase 3,750 shares on August 2, 2006 with an exercise price of $9.51 and market price of $25.75. He acquired 140 shares with a market price of $18.94 on February 21, 2006, upon the lapse of restrictions on the RSUs.

(4)	Mr. Magee exercised options to purchase 12,500 shares on April 17, 2006, with an exercise price of $10.71 and market price of $24.00. He acquired 431 shares with a market price of $18.94 on February 21, 2006, upon the lapse of restrictions on the RSUs.

(5)	Mr. Campbell exercised options to purchase 3,542 shares on November 22, 2006, with an exercise price of $4.875 and market price of $34.94; options to purchase 4,221 shares on November 27, 2006, with an exercise price of $4.875 and market price of $34.99; options to purchase 10,000 shares on November 29, 2006, with an exercise price of $4.875 and market price of $33.72; options to purchase 1,637 shares on November 30, 2006, with an exercise price of $4.875 and market price of $33.90; options to purchase 600 shares on November 30, 2006, with an exercise price of $3.40 and market price of $33.90; and options to purchase 5,000 shares on November 30, 2006, with an exercise price of $3.40 and market price of $33.61. He acquired 549 shares with a market price of $18.94 on February 21, 2006, upon the lapse of restrictions on the RSUs.

Non-Qualified Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, the ICT Group, Inc. Non-Qualified Retirement Plan (“Non-Qualified Plan”), which allows eligible employees, including executive officers, to voluntarily defer a portion of their cash compensation, until a date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. The amount participating employees are permitted to defer is limited based upon their job level, with the maximum permitted deferral being 50% of the first $1,500,000 of compensation for our Chief Executive Officer. Since 2001, the Company has made a matching contribution to the account of each participant in an amount equal to ten percent (10%) of the amount of such participant’s current year deferral under the Non-Qualified Plan. The contributions from this match vest in the employee’s account ratably over a period of three years measured from the employee’s first day of employment with the Company. Employees are fully vested in the amounts they defer, but withdrawals are not permitted until the termination of the Non-Qualified Plan, or the termination, disability or death of the participating employee. Other withdrawals are permitted for unforeseeable emergencies only. The Non-Qualified Plan is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan.

The following table shows certain information for our named executive officers under the Non-Qualified Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John J. Brennan	413,924	41,392	141,274	—	2,295,225

Vincent A. Paccapaniccia	39,045	3,904	15,097	—	196,909

Lloyd M. Wirshba	120,000	12,000	19,029	—	192,112

John L. Magee	20,000	2,000	10,691	—	133,580

John D. Campbell	—	—	—	—	—

(1)	Represents amounts deferred under the Company’s Non-Qualified Plan and is based on each individual’s deferral election. Of these reported amounts, $235,914 for Mr. Brennan; $39,045 for Mr. Paccapaniccia; $74,430 for Mr. Wirshba; and $10,842 for Mr. Magee are also reflected in the Summary Compensation table.

(2)	Represents the Company match for amounts contributed by each individual. The Company match is equal to 10% of each individual’s contribution.

(3)	Represents the investment earnings for each individual.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(3)
Equity compensation plans approved by security holders	751,361	$10.97	787,046
Equity compensation plans not approved by security holders	—	—	—
Total	751,361	$10.97	787,046

(1)	The weighted-average exercise price relates only to outstanding stock option awards.

(2)	This amount is comprised of 593,745 of outstanding stock options and 157,616 of unvested RSUs that have been awarded.

(3)	The Company has two equity compensation plans with available securities for future issuance. Our 2006 Equity Compensation Plan has 672,046 shares of Common Stock available for future issuance and our 2006 Non-Employees Directors Plan has 115,000 shares of Common Stock available for future issuance.

Executive Employment Agreements

John J. Brennan.    On March 13, 2006, we signed an amended and restated employment agreement with John J. Brennan as Chief Executive Officer of the Company. The agreement provides for a three-year term beginning on March 13, 2006 and includes a notice and negotiation period at least 210 days before the end of the term. Under the agreement, Mr. Brennan’s base salary may be increased each year at the discretion of our Board of Directors. He is eligible to participate in all of our benefit plans, including health and life insurance plans and short- and long-term disability plans, as well as participate in any insurance, bonus, stock, equity compensation or benefit plan or program which is offered to any other senior executives of the Company. Mr. Brennan receives certain additional benefits, including: luxury car lease payment, payment of whole life insurance premiums on a personal policy having a face value of $500,000, payment of premiums associated with individual disability policies, payment of additional compensation sufficient to pay life insurance premiums for policies having a face value of $10,000,000, and reimbursement for actual expenses incurred with regard to personal financial planning, including tax and estate and gift planning and return preparation, up to a maximum of $25,000 per calendar year, including all applicable taxes on such compensation. Under the agreement, Mr. Brennan received three equity grants which are described more fully in the Compensation Discussion and Analysis above. Mr. Brennan’s employment agreement also contains provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee and Lloyd M. Wirshba.    We signed employment agreements with each of Messrs. Paccapanniccia, Campbell, Magee and Wirshba that have one-year terms that renew automatically unless we or they terminate the agreement prior to the end of the term. Either party can terminate with our without cause upon notice. Each agreement provides for annual review of the executive’s base salary and for participation in the health and benefit plans made available to senior level employees. Each of these agreements contains non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment agreements restrict the executive from interfering with the Company’s current, former or potential customers, none contain a provision restricting the executive’s ability to work for a competitor of the Company. These employment agreements also contain provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Potential Payments on Separation or Change in Control

Our named executive officers are entitled to receive certain payments and other benefits in connection with certain separations from employment or following a change in control of the Company. Those payments or benefits are provided by the terms of our plans or by the terms of their employment agreements, as described more fully below.

Long-Term Incentive Plan.

If any participant dies, becomes disabled, or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP), all unvested RSUs paid to the participant under the LTIP shall fully vest. In addition, if any participant dies, becomes disabled, or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP) prior to the end of a performance period, but after completion of at least one year of the period, the participant is entitled to receive an award for the entire performance period calculated as if the participant had remained employed by us through the last day of the performance period and had achieved the applicable performance criteria for each succeeding year of the performance period at the same level as was achieved for the most recently completed year within the performance period. Because no payment was earned for 2006 under the LTIP, none of our named executive officers would have benefited from these provisions had they died, become disabled, or retired, or had a change in control occurred, as of December 31, 2006.

If we terminate a participant without cause during the last quarter of a performance period, the participant is entitled to receive an award for the entire performance period and the performance level deemed achieved for the final year is equal to the level achieved in the immediately preceding year. At December 31, 2006, we would not have been in the last quarter of a performance period, and thus none of our named executive officers would have benefited from this provision had they been terminated without cause as of December 31, 2006.

2006 Equity Compensation Plan.

The 2006 Equity Plan provides all participants certain rights and benefits upon disability, death, termination or change of control, including the vesting of outstanding equity grants in the event of a change of control (as defined in the 2006 Equity Plan).

Employment Agreements.

John J. Brennan.    If (i) Mr. Brennan’s employment agreement is not renewed and his employment terminates (other than by us for his willful misconduct, as defined in the employment agreement), (ii) Mr. Brennan’s employment is terminated by us for any reason other than willful misconduct (as defined in his employment agreement), (iii) Mr. Brennan is terminated because he cannot perform the essential functions of his position as Chief Executive Officer (as defined in his employment agreement) or (iv) Mr. Brennan terminates his employment for good reason (which includes a change in control, as defined in his employment agreement, and as a result of non-renewal of his employment agreement), then we are required to pay him the salary, bonuses and benefits provided in his agreement (but excluding the equity compensation grants set forth in his employment agreement) for a period of 36 months from the date of termination. In addition, in the event of a termination under any of the foregoing conditions, Mr. Brennan shall vest 100% in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan’s bonus for purposes of the foregoing shall be equal to the combined average of the bonuses for the proceeding two years including amounts earned under the LTIP and shall be payable only if the Board has determined with respect to the applicable periods that our financial performance justifies the payment of bonuses to our other employees under the applicable bonus plans.

In the event Mr. Brennan accepts a change in status from Chief Executive Officer (as defined in his employment agreement), he shall continue to vest in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan can earn additional grants on a pro-rated basis for the year in which his change of status occurs if he has completed at least six months of service as Chief Executive Officer during such year. If, prior to his change in status, Mr. Brennan has completed one full year of service in the position of Chief Executive Officer during any LTIP performance period, then he shall be entitled to earn the remainder of the LTIP grant for that performance period as if he had remained employed by us for the entire performance period.

If Mr. Brennan terminates his employment for other than good reason, we shall pay Mr. Brennan the salary, bonuses and benefits (but excluding the equity compensation grants set forth in his employment agreement) under his employment agreement for a period of one year from the date of termination.

If Mr. Brennan dies, his estate shall be entitled to receive: (i) all monies owed in terms of salary, bonuses and otherwise, (ii) a lump sum payment equal to 12 months’ salary, (iii) a pro-rated payment of any bonuses earned for the period prior to Mr. Brennan’s death, and (iv) full vesting of all equity awards under the LTIP and his employment agreement that were earned and issued by not yet vested as of the date of death.

No payments or benefits are owed if Mr. Brennan’s employment is terminated due to willful misconduct.

The table below sets forth aggregate pre-tax amounts that Mr. Brennan could receive upon separation or change of control, if the respective triggering event occurred on December 31, 2006. The right to receive any of the following payments or benefits is conditioned on Mr. Brennan’s adherence to non-solicitation, non-tampering, confidentiality and non-competition clauses set forth in his individual employment agreement.

Name	Benefit	Termination w/o Cause or for Good Reason By Either the Company or Employee ($)	Termination by Employee for Other than Good Reason ($)	Death ($)	Disability ($)	Termination Upon Change in Control(4) ($)
John J. Brennan	Salary Continuation Bonus(1) Benefits(2) Vesting of Equity Awards(3) Total Benefits	2,025,000 1,527,648 404,856 3,305,578 7,263,082	675,000 509,217 134,952 — 1,319,169	675,000 377,982 — 3,305,578 4,358,560	2,025,000 1,527,648 404,856 3,305,578 7,263,082	2,025,000 1,527,648 317,196 3,305,578 7,175,422

(1)	Mr. Brennan’s bonus payment is calculated using the average previous two years of earned bonuses multiplied by the applicable benefit period as described above, except for the bonus payment due upon death, in which case the bonus payment is the amount currently earned, also as described above.

(2)	Benefits for Mr. Brennan include monthly payments of: $1,211 related to the Company’s group health plans and is based on an actuarially determined amount; $2,083 for financial planning services; $2,463 for automobile lease; $5,489 for life insurance premiums. These amounts, with the exception of the amounts shown under Termination upon Change in Control, have been grossed-up for income tax amounts Mr. Brennan might pay.

(3)	As of December 31, 2006, per the terms of his employment agreement, Mr. Brennan would become fully vested in 104,640 RSUs. These awards were valued using the closing price of the Company’s Common Stock on December 29, 2006 of $31.59.

(4)	The Company does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Internal Revenue Code.

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee and Lloyd M. Wirshba.    The Company may terminate each of Mr. Paccapaniccia’s, Mr. Campbell’s, Mr. Magee’s or Mr. Wirshba’s employment agreements at any time, with or without cause.

If either of Mr. Paccapaniccia’s, Mr. Campbell’s, Mr. Magee’s or Mr. Wirshba’s employment were to be terminated by the Company without cause (as defined in their respective employment agreements), then they would be provided with severance in the form of salary continuation (at their then-current level), on a monthly basis, for 18, 18, 18 and 12 months, respectively; provided, however, Mr. Wirshba would be entitled to 18 months at the point he has provided ten years or more of uninterrupted service to the Company. In addition to his severance, Mr. Campbell would be entitled to receive his average quarterly incentive bonus (excluding any amounts attributable to an annual incentive bonus) for 18 months, such bonus being calculated based on the 12 month period preceding termination. Any severance payment derived from termination without cause would be contingent upon execution of a general release satisfactory to the Company.

If either of Mr. Campbell, Mr. Magee or Mr. Wirshba were terminated because he could not perform the essential functions of his job and was considered disabled (as defined in each employment agreement), then for 18, 18 and 12 months (Mr. Wirshba would be entitled to 18 months at the point he has provided ten years or more of uninterrupted service to the Company), respectively, each would be paid the difference between his base salary and any disability payments he may receive during such period under the Company’s short- and long-term disability plans.

If either of Mr. Magee or Mr. Wirshba resign for good reason (as defined in their respective employment agreements), then he would be provided with severance in the form of salary continuation (at his then-current level), on a monthly basis, for 18 and 12 months (Mr. Wirshba would be entitled to 18 months at the point he has provided ten years or more of uninterrupted service to the Company), respectively, following resignation.

No severance is owed if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Wirshba resign (except with respect to Mr. Magee and Mr. Wirshba for good reason), die (unless Mr. Wirshba dies while receiving severance, in which case he will continue to receive severance payments for the balance of the applicable period) or are terminated for cause (as defined in their respective employment agreements). Upon death, Mr. Wirshba would also be paid any accrued, but unpaid salary.

If either Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Wirshba is terminated for any reason other than for cause (as defined in their respective employment agreements) or for an inability to perform the essential functions of their job for reasons other than a disability, then the Company would maintain such individual in its group health plan on the same basis as if he had remained employed by the Company, for 18, 18, 18 and 12 months, respectively; provided, however, Mr. Wirshba would be entitled to 18 months at the point he has provided ten years or more of uninterrupted service to the Company.

The table below sets forth aggregate pre-tax amounts that Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Wirshba could receive upon separation or change of control, if the respective triggering event occurred on December 31, 2006. The right to receive any of the following payments or benefits is conditioned on adherence to non-solicitation, non-tampering and confidentiality clauses set forth in their individual employment agreements. In addition, the Company may cease severance payments if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Wirshba fail to use reasonable efforts to obtain replacement income which, if obtained, would offset the amount of their respective severance.

Name	Benefit	Termination w/o Cause or for Good Reason ($)	Voluntary Termination for Good Reason ($)	Voluntary Termination ($)	Disability(2) ($)	Change in Control(3) ($)
Vincent A. Paccapaniccia	Salary Continuation Bonus Benefits(1) Vesting of Equity Awards	397,500 — 21,798 —	— — — —	— — — —	— — — —	— — — 336,749

Lloyd M. Wirshba(4)	Salary Continuation Bonus Benefits(1) Vesting of Equity Awards	360,000 — 14,532 —	360,000 — — —	— — — —	360,000 — — —	— — — 841,962

John L. Magee	Salary Continuation Bonus Benefits(1) Vesting of Equity Awards	525,000 21,798 — —	525,000 — — —	— — — —	525,000 — — —	— — — 343,130

John D. Campbell	Salary Continuation Bonus Benefits(1) Vesting of Equity Awards	375,000 183,786 21,798 —	— — — —	— — — —	375,000 — — —	— — — 34,686

(1)	Benefits listed under the category “Termination w/o Cause or for Good Reason” are related to the Company’s group health plans and are based on an actuarially determined amount of $1,211 per person, per month. Benefits listed under the category “Disability” are related to the Company’s short-term and long-term disability plans.

(2)	The salary continuation benefits reflect the payments that each individual would receive under the Company’s short-term and long-term disability plans as well as the incremental payments necessary to achieve a full salary continuation benefit.

(3)	None of the above individuals have termination benefits or payments arising from a change in control, although any unvested equity awards would vest immediately under the provision in the Company’s Equity Compensation Plan. These amounts were calculated using a stock price of $31.59 and under the assumption that any vested stock options would be exercised immediately. Upon termination due to a change in control, Mr. Paccapaniccia would become fully vested in 10,660 RSUs; Mr. Wirshba would become fully vested in 442 RSUs and 37,500 stock options with an exercise price of $9.51; Mr. Magee would become fully vested in 10,862 RSUs and Mr. Campbell would become fully vested in 1,098 RSUs. The Company does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Internal Revenue Code.

(4)	As of December 31, 2006, Mr. Wirshba did not have ten years of service, therefore all amounts listed above reflect a 12-month benefit, rather than an 18-month benefit.

Certain Relationships and Related Party Transactions

Voting Trust Agreement.    John J. Brennan, Donald P. Brennan and the Company entered into an Amended and Restated Voting Trust Agreement dated as of October 16, 2000, which was amended and restated as of April 1, 2004 (the “Voting Trust Agreement”). The Voting Trust Agreement terminates December 31, 2080. John J. Brennan and Donald P. Brennan are voting trustees of the voting trust created by the Voting Trust Agreement. The Voting Trust Agreement provides that all acts of John J. Brennan and Donald P. Brennan as voting trustees must be by unanimous consent. John J. Brennan has the right under the Voting Trust Agreement to designate an individual to act as his successor trustee upon his death or resignation; if no such successor is so designated, his wife, Jean M. Brennan, will act as successor trustee. If she acts as a trustee, Jean M. Brennan may designate any child of John J. Brennan to act as her successor trustee upon her death or resignation. Upon the death or resignation of Donald P. Brennan as a voting trustee, his daughter, Eileen Brennan Oakley, will become a voting trustee. If Eileen Brennan Oakley fails or ceases to act as a voting trustee, the next oldest child of Donald P. Brennan shall become a voting trustee. If Donald P. Brennan dies or resigns while John J. Brennan is acting as a voting trustee, the vote of John J. Brennan constitutes the unanimous vote of the trustees in the event of any disagreement between John J. Brennan and the successor voting trustee of Donald P. Brennan. The Voting Trust Agreement provides for the appointment of an independent trustee to act as co-trustee in the event that none of John J. Brennan, the wife of John J. Brennan and Donald P. Brennan is acting as voting trustees. The trustees are required to vote all shares held under the Voting Trust Agreement to elect Donald P. Brennan as a director of the Company if he is nominated for election as a director and to vote all such shares against the removal of Donald P. Brennan as a director of the Company, unless he is unable to perform his duties as a director due to mental or physical incapacity or unless he has engaged in willful misconduct or gross negligence. Pursuant to a supplemental agreement entered into as of October 16, 2000 between John J. Brennan and Donald P. Brennan, (the “Supplemental Agreement”), Donald P. Brennan consented to John J. Brennan’s withdrawal from the Voting Trust of shares of ICT Common Stock that he beneficially owned in excess of 2,250,000 shares, provided that the shares he removed remain subject to the Amended and Restated Shareholders Agreement dated as of October 16, 2000, as described below. John J. Brennan withdrew 1,846,500 shares of ICT Common Stock from the Voting Trust, leaving 2,250,000 shares he beneficially owns subject to the Voting Trust. Under the Supplemental Agreement, John J. Brennan and Donald P. Brennan agreed to use their best efforts to ensure that the other is nominated to stand for election as a director of the Company at the conclusion of each of their respective terms and John J. Brennan agreed to vote the shares he removed from the Voting Trust for Donald P. Brennan’s election as a director of the Company.

Shareholders’ Agreement.    The Company, John J. Brennan, Donald P. Brennan and certain family trusts that have been established by John J. Brennan and Donald P. Brennan (the “Trusts”) have entered into an Amended and Restated Shareholders Agreement dated as of October 16, 2000 that covers the shares of Common Stock that each beneficially owns, including those held in the Voting Trust (the “Shareholders’ Agreement”). The Shareholders’ Agreement prohibits the transfer of shares owned by John J. Brennan, Donald P. Brennan and the Trusts, without the consent of the other parties to the Shareholders’ Agreement, except (i) pursuant to a public offering, (ii) to certain family members and trusts who agree to be bound by the Shareholders’ Agreement, (iii) to another party, or the Company, pursuant to rights of first refusal or (iv) to a third party if rights of first refusal have not been exercised.

Voting Agreements.    Each of the Company’s employee optionholders has entered into a ten-year voting agreement (the “Optionholder Voting Agreements”) with the Company and John J. Brennan pursuant to which each optionholder has agreed to vote all shares of Common Stock received by such individuals upon the exercise of options in the manner directed by Mr. Brennan. The Optionholder Voting Agreements are binding on each of the optionholders’ successors in interest. Mr. Brennan is required to release shares covered by the Optionholder Voting Agreements if a shareholder intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market are thereafter not subject to the Voting Agreements.

John J. Brennan, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Donald P. Brennan, Vice Chairman of the Company, are brothers.

Related Party Transactions Policy.    In February 2007, the Board of Directors formally adopted a written policy with respect to related party transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under SEC regulations. The Audit Committee is responsible for reviewing, approving and ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. After review, the Audit Committee ratified the Company’s employment of Patrick Magee, brother of John L. Magee, an executive officer, and John J. Brennan, Jr., son of CEO John J. Brennan. Patrick Magee has been employed with the Company since 1988 and currently serves as a Vice President in Operations for Medical Marketing. In 2006, Patrick Magee received $188,735 as total compensation for his employment during 2006, including gain on the exercise of stock options. John J. Brennan Jr. was employed with the Company during 2006 and served as Assistant Director, Divisional Systems Operations, in our Uxbridge location, and received $134,926 as total compensation for his employment during 2006. John J. Brennan Jr. left the Company in January 2007.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s consolidated financial statements and the financial reporting process. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating primarily to the Company’s financial reporting process, its systems of internal accounting and financial controls and the independent audit of its consolidated financial statements. The Audit Committee is composed of three directors, each of whom is independent (as defined in Nasdaq’s Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act), has not participated in the preparation of the consolidated financial statements of the Company or any subsidiary of the Company, and is able to read and understand fundamental financial statements. In addition, the Board has determined that Bernard Somers, Seth J. Lehr and Gordon J. Coburn qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter which was amended by the Board of Directors in February 2007 and is available on the Company’s website.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company and the independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as may be modified or supplemented.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s consolidated financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

AUDIT COMMITTEE

Bernard Somers, Chairman

Seth J. Lehr

Gordon J. Coburn

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007. KPMG LLP has audited the Company’s consolidated financial statements since May 2002. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

Although not required by law or by the Bylaws of the Company, the Board of Directors has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock is required for the ratification of this selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 and the reviews conducted by KPMG LLP of the consolidated financial statements included in the Quarterly Reports on Form 10-Q that the Company was required to file totaled approximately $331,000 in fiscal 2006 and approximately $285,000 in fiscal 2005. In addition, the aggregate fees billed by KPMG LLP for Section 404 attest services totaled approximately $375,000 in fiscal 2006 and approximately $542,000 in fiscal 2005.

Audit-Related Fees.    The aggregate fees billed by KPMG LLP for audit-related services totaled approximately $199,000 in fiscal 2006 and approximately $135,000 in fiscal 2005. Audit-related services include statutory audits of certain Company subsidiaries. Audit-related fees in 2006 also included approximately $87,000 for work done in connection with the Company’s April 2006 public offering.

Tax Fees.    The aggregate fees billed by KPMG LLP for tax return preparation and other tax compliance, tax advice and tax planning totaled approximately $98,000 in fiscal 2006 and approximately $177,000 in fiscal 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services to be Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. All of the services rendered by the independent registered public accounting firm during 2006 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities of the Company with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on its records, the Company believes that reports for its executive officers, directors and greater than ten percent (10%) shareholders were timely filed during 2006, except for one transaction involving a restricted stock unit grant to Mr. John Brennan which was not reported on Form 4 until after the date it was done.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting, the Company must receive such proposals no later than December 17, 2007. Proposals should be directed to the attention of the Secretary of the Company.

Different deadlines apply to submission of shareholder proposals for the 2008 annual meeting that are not intended to be included in the Company’s proxy statement. The Company’s Bylaws provide that a shareholder may nominate one or more persons for election as directors at the 2008 annual meeting only if the shareholder has provided a written notice, in the form prescribed by the Bylaws, to the Secretary of the Company between February 16, 2008 and March 8, 2008 (not less than 70 days, nor more than 90 days, prior to the anniversary of the 2007 annual meeting). The Chairman of the 2008 annual meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures. For other shareholder proposals for the 2008 annual meeting, the deadline, under SEC rules, is March 3, 2008 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2008 annual meeting.

OTHER MATTERS

Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s Annual Meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e., February 27, 2007).

The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including consolidated financial statements and schedules but without exhibits) for Fiscal 2006. All requests should be directed to the Company, Attention: Vincent Paccapaniccia.

In addition, electronic copies of the Company’s Fiscal 2006 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at http://www.ictgroup.com/investors/index.html after the reports are mailed to shareholders in mid-April 2007.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

April 16, 2007

ICT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and JEFFREY C. MOORE, or either of them, acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc, (the “Company”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 16, 2007, at 9:30 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

ICT GROUP, INC.

May 16, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

            20230000000000000000   0                                                                                       051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND
“FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors (Class l)	NOMINEES:		2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
☐ FOR ALL NOMINEES	O Bernard Somers O Seth J. Lehr
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

☐ FOR ALL EXCEPT (See instructions below)			This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.